Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Announces Cash Tender Offer for Senior Subordinated Notes Due 2017

SCOTTSDALE, Ariz., February 27, 2013 (GLOBE NEWSWIRE) – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced the commencement of a cash tender offer to purchase any and all of its $99,825,000 principal amount 7.731% senior subordinated notes due 2017 (the “Offer”).

Meritage is making the offer to purchase any and all outstanding notes listed in the table below pursuant to the terms and conditions set forth in the Offer to Purchase and Solicitation of Consents dated February 27, 2013 (the “Offer Documents”).

In the tender offer, Meritage is offering to purchase any and all of its outstanding 7.731% senior subordinated notes due 2017.

Title of Security	CUSIP	Outstanding Principal Amount	Tender Offer Consideration (1)	Consent Payment (1)	Total Consideration (1) (2)
7.731% Senior Subordinated Notes Due 2017	59001AAL 6	$99,825,000	$1,003.75	$30.00	$1,033.75

(1)	Per $1,000 principal amount of notes that are accepted for purchase.
(2)	Total Consideration includes the Consent Payment and Tender Offer Consideration for notes tendered on or before the Consent Date.

In conjunction with the Offer, and on the terms and conditions set forth in the Offer Documents, Meritage is soliciting consents (the “Consents”) to the adoption of proposed amendments to the indenture for the 7.731% senior subordinated notes. Note holders that tender prior to 12:00 midnight, New York City time, on March 12, 2013, unless extended (the “Early Tender & Consent Date”), will be paid in an amount equal to $30.00 for each $1,000.00 principal amount of notes tendered and not validly withdrawn (the “Consent Payment”).

The Offer will expire at 12:00 midnight, New York City time, on March 26, 2013, unless extended (such date and time, as the same may be extended, the “Expiration Date”). To receive the Total Consideration set forth above with respect to such notes, holders of notes subject to the Offer must validly tender and not validly withdraw their notes at or before 12:00 midnight, New York City time, on the Early Tender & Consent Date. Holders of notes subject to the Offer who validly tender their notes after the Early Tender & Consent Date and at or before 12:00 midnight, New York City time, on the Expiration Date will receive only the Tender Offer Consideration set forth in the table above with respect to such notes.

The Offer is conditioned upon, among other things, the completion by Meritage of a private offering of not less than $150 million in aggregate principal amount of unsecured senior debt securities that closes no later than March 13, 2013, on terms reasonably satisfactory to Meritage (the “Financing Condition”).

Subject to the Financing Condition, to the extent any notes are not tendered and accepted for purchase pursuant to the Offer, Meritage intends to redeem such notes at a redemption price of $1,029.00 per $1,000 principal amount.

Holders will also receive accrued and unpaid interest on their notes up to, but excluding, the date of payment of the applicable consideration.

Notes subject to the Offer may be validly withdrawn at any time at or before the Consent Date, but not thereafter, except as required by law. Notes tendered after the Consent Date may not be withdrawn, except as required by law. If the Offer is terminated, notes tendered pursuant to such offer will promptly be returned to the tendering Holders.

Upon the terms and subject to the conditions of the Offer Documents, Meritage will notify Global Bondholder Services Corporation (the “Depositary” and the “Information Agent”) promptly after the Expiration Date of which notes were tendered at or before the Consent Date or the Expiration Date, as applicable, and are accepted for purchase and payment pursuant to the Offer.

Notwithstanding any other provision of the Offer Documents, Meritage’s obligation to accept for purchase, and to pay for, notes validly tendered and not validly withdrawn pursuant to the Offer is subject to, and conditioned upon, the satisfaction of or, where applicable, Meritage’s waiver of, (a) the Financing Condition, (b) the receipt of consents to the proposed amendments from the requisite holders of the notes, and (c) the General Conditions (as defined in the Offer Documents). Subject to applicable law, the Offer may be terminated or withdrawn.

Meritage reserves the right, subject to applicable law, to:

•	waive any and all conditions to the Offer;

•	extend or terminate the Offer; or

•	otherwise amend the Offer.

If the entire $99,825,000 principal amount of the 2017 notes is tendered and accepted for purchase, Meritage will expense $0.8 million of capitalized debt costs and would incur up to $3.4 million in prepayment premium and related expenses for the early tender of notes in accordance with the applicable terms and conditions of the Offer Documents.

None of Meritage, the Depositary and Information Agent, the dealer manager or the notes trustee is making any recommendation as to whether holders should tender notes in response to the Offer.

Citigroup Global Markets Inc. will serve as sole dealer manager for the Offer and Global Bondholder Services Corporation will serve as the depositary and information agent. This news release is neither an offer to purchase nor a solicitation of an offer to sell the securities.

The offer is made only by the Offer Documents, and the information in this news release is qualified by reference to the Offer Documents. Persons with questions regarding the offer should contact Citigroup Global Markets toll free at (800) 558-3745 or collect at (212) 723-6106, Attn. Liability Management Group. Requests for documents should be directed to Global Bondholder Services Corporation toll free at (866) 804-2200 or collect at (212) 430-3774.

About Meritage Homes Corporation

Meritage Homes is the ninth-largest public homebuilder in the United States based on homes closed in 2011. Meritage builds a variety of homes across the Southern and Western states to appeal to a wide range of buyers, including first-time, move-up, luxury and active adults. As of December 31, 2012, the company had 158 actively selling communities in 15 metropolitan areas, including Northern California, East Bay/Central Valley and Southern California, Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, Tampa and Raleigh-Durham. In 2012, Meritage also announced its entry into the Charlotte market.

Meritage is an industry leader in innovation and energy efficiency. Meritage was the first national homebuilder to be 100 percent ENERGY STAR® qualified in every home it builds, and far exceeds ENERGY STAR standards in most of its communities. Meritage has designed and built more than 75,000 homes in its 27-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience.

For more information, visit meritagehomes.com.

The Meritage Homes Corporation logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=2624

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include those regarding Meritage’s intention to offer $150 million of senior unsecured notes and to use the net proceeds from the offering and available cash to repurchase all of its $99,825,000 aggregate principal amount 7.731% Senior Subordinated Notes due 2017, as well as potential related expenses for bond discounts capitalized debt costs and prepayment premium expenses, all of which are subject to significant risks and uncertainties. Meritage makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the company’s stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: weakness in the homebuilding market resulting from an unexpected setback in the current economic recovery; the availability of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; the availability and cost of materials and labor; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; inflation in the cost of materials used to construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; our potential exposure to natural disasters; competition; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; our success in prevailing on contested tax positions; our ability to preserve our deferred tax assets and use them within the statutory time limits; our ability to obtain performance bonds in connection with our development work; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; the loss of key personnel; our failure to comply with laws and regulations; our lack of geographic diversification; fluctuations in quarterly operating results; the company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the company’s senior and senior subordinated notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our “Green” technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2012 under the caption “Risk Factors,” which can be found on our website.

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